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                                                                EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Metro Information Services, Inc.:

     We consent to incorporation by reference in registration statements (Nos. 333-22751, 333-22753 and 333-22777) on Form S-8 of Metro
Information Services, Inc. of our report dated February 24, 1997, relating to the balance sheets of Metro Information Services, Inc. as of December 31, 1996 and 1995, and the related statements of income, cash flows and changes in redeemable common stock and shareholders' equity for each of the years in the three-year period ended December 31, 1996, which report appears in the December 31, 1996 Annual Report on Form 10-K of Metro
Information Services, Inc.

                                                /s/ KPMG Peat Marwick LLP

Norfolk, Virginia
March 26, 1997